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Exhibit 18.1

August 14, 2009

UnionBanCal Corporation
400 California Street
San Francisco, California

Dear Sirs/Madams:

        At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended June 30, 2009, of the facts relating to the change in UnionBanCal Corporation and its consolidated subsidiaries (the "Company") annual goodwill impairment test date from January 1st to April 1st. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

        We have not audited any consolidated financial statements of the Company as of any date or for any period subsequent to December 31, 2008. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of the Company as of any date or for any period subsequent to December 31, 2008.

Yours truly,

DELOITTE & TOUCHE LLP

San Francisco, California

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  Exhibit 18.1